Exhibit 10.22

595 Summer Street, Suite 300

Stamford, CT 06901-1407

Tel: 203-356-1318

Fax: 203-425-9562

www.mxenergy.com

Mr. Chuck Cavin	October 19, 2005
29 Thomes Street
Rowayton, CT 06853

Dear Chuck:

This letter sets out the terms of your offer from MxEnergy Inc. (the “Company”).

The Company is offering you full time employment beginning November 1, 2005 (the “Employment Date”) as Operational Compliance Officer at an annual base salary of $150,000 reporting to its Chief Operating Officer in Stamford, CT. While your normal work location shall be the Stamford, CT office, you will be required to travel to the NJ and MD offices regularly in connection with your duties. Your employment is at will and may be terminated by you or the Company at any time for any legally proper reason.

1.                         Your bonus will be equal to 50% of base salary the first year of employment, assuming you are in good standing; thereafter, you will be eligible for a bonus percentage approved by the Company’s compensation committee of up to 100%.

2.                         You will accrue three weeks vacation per year. The Company will also provide benefits as described in the “MxEnergy Employee Handbook.”

3.                         Your position is a full-time position that will be carried out during, but not limited to, the normal business hours of the Company. You agree that during the term of your employment, beginning with the Employment Date, you will not perform any services for other employers other than on a voluntary or pro bono basis unless expressly approved by the Company.

4.                         By accepting this offer, you agree to treat as confidential all information and sales materials received in the course of your employment by us relating to the plans, strategies, performance, results, operating history, names of customers or prospects, expenses, budget or any other matters concerning the business of the Company or its affiliates. By treating such information as confidential you will not disclose it to any other party not authorized by the Company to receive it at the time of disclosure. Upon the termination of your employment you shall return all originals and copies of such information or sales materials to the Company or its affiliates.

5.                         As an employee of the Company, you will be reimbursed for the reasonable and necessary out-of-pocket expenses that you incur in furtherance of the Company’s business; provided, however, that all expenses must be properly documented and otherwise be in compliance with the policies established from time to time by the Company. You will be responsible for familiarizing yourself with the Company’s expense reimbursement policies; provided that any expenses in excess of automobile mileage reimbursement, local transportation, and phone charges shall be approved in advance with your supervisor.

6.                         By accepting this offer, you agree that from the Employment Date until one year following the cessation of your employment with the Company, for any reason, whether initiated by you or the Company, you will not directly or indirectly, without the prior written consent of the Company, work with or provide services to any person or entity which was a competitor of the Company or its affiliates at the date of cessation of your employment in those utility service territories in which the Company offers its services, or solicit or induce any employee of the Company to leave its employ or to hire or attempt to hire any such employee.

7.                         This agreement constitutes the entire agreement between you and the Company and may not be amended, modified or supplemented except by written agreement executed by you and the Company.

8.                         You will be subject to, and you agree to comply with the Company’s policies and procedures, as they may be added, modified or deleted by the Company from time to time.

9.                         You agree to provide MxEnergy with the following completed items: Application form, Release Authorization for background check, Standards of Conduct form, IRS Form W-4, INS form 1-9, and any other federal or state tax forms and other documents reasonably requested by the Company. This offer is contingent upon your fulfillment of these items and a background check acceptable to the Company.

10.                   Pursuant to the MxEnergy Inc. 2003 Stock Option Plan, you will be granted 4500 stock options, which will be exercisable as follows: (a) 1500 stock options shall be exercisable 30 days after the Employment Date; (b) 1000 shall be exercisable one year after the Employment Date; (c) 1000 shall be exercisable two years after the Employment Date; and (d) 1000 shall be exercisable three years after the Employment Date. All such options shall be exercisable at a purchase price per share of $32.50.

11.                   By accepting this offer, you agree to submit to arbitration for any claims or disputes arising out of or relating to your application or candidacy for employment, employment and/or cessation of employment by MxEnergy or its affiliates. Such arbitration shall be conducted in Stamford, CT before and in accordance with the procedures of the American Arbitration Association. The laws of the State of New York shall govern this agreement, without giving regard to its conflicts of law provisions.

Please acknowledge your acceptance of the terms and conditions of this agreement by signing and returning to the undersigned the enclosed counterpart of this agreement.

Very truly yours,

MxEnergy Inc.

/s/ Carole R. Artman-Hodge
Carole R. Artman-Hodge Chief Operating Officer

Agreed and accepted as of this
[ILLEGIBLE] day of October 2005

/s/ Chuck Cavin
Chuck Cavin